Exhibit 99.1

For Immediate Release	November 15, 2005
Crown Crafts, Inc. Reports Second Quarter of Fiscal Year 2006 Results
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) reported net sales for the second quarter of fiscal year 2006, which ended October 2, 2005, of $21.3 million as compared to net sales for the second quarter of fiscal year 2005 of $23.0 million. Net income for the quarter was $1.2 million, or $0.05 per diluted share, compared to net income of $844,000, or $0.04 per diluted share, for the second quarter of fiscal year 2005.
For the first six months of fiscal year 2006, the Company had net sales of $34.9 million, down from $39.9 million in the first six months of fiscal year 2005. Net income for the first six months of the current year was $883,000, or $0.04 per diluted share, compared to net income of $741,000, or $0.03 per diluted share, in the prior year.
The decrease in sales for the second quarter of fiscal year 2006 as compared to the same period in the prior year is due primarily to shipments of several new product placements to key customers in the second quarter of fiscal year 2005 which were not repeated at the same levels in fiscal year 2006, an erosion in prices due to changing shipping points on a program from FOB United States to FOB Asia and a continuing decrease in Pillow Buddies® sales.
The decrease in sales for the first six months of fiscal year 2006 as compared to the first six months of fiscal year 2005 is a result of significant customers reducing their on-hand inventory levels and thereby reducing replenishment orders, customer-driven shifting of sales between quarters, an erosion of prices due to the shipping change mentioned previously along with the continued price erosion due to the elimination of quota on goods from China effective January 1, 2005, new product placements being shipped in the prior year at levels that were not repeated in the current year, the loss of a bath program at a significant customer and a continuing decrease in Pillow Buddies® sales.
“Although the Company has experienced a decline in net sales, we are pleased that our sourcing efforts have paid off with a 140 basis point improvement in year over year gross margin,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “In addition, we continue to maintain a positive cash position and to strengthen our financial position,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (877) 209-0397. Please refer to confirmation number 801515. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 3:00 p.m. Central Standard Time on November 15, 2005 through 11:59 p.m. Central Standard Time on November 21, 2005. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 801515.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items, diaper bags and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,”

“anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition.

CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Net sales	$21,285	$23,025	$34,944	$39,933
Gross profit	4,609	4,639	7,576	8,113
Gross margin	21.7%	20.1%	21.7%	20.3%
Income from operations	2,013	1,879	2,512	2,730
Net income	1,151	844	883	741
Basic income per share	0.12	0.09	0.09	0.08
Diluted income per share	0.05	0.04	0.04	0.03

Weighted Average Shares Outstanding:
Basic	9,506	9,505	9,506	9,505
Diluted	21,441	22,260	21,386	22,250
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	October 2, 2005	April 3, 2005
Accounts receivable, net of allowances	$14,270	$14,368
Inventories, net of reserves	12,099	12,544
Total current assets	27,799	29,317
Goodwill	22,974	22,974
Total assets	52,715	54,124

Current maturities of long-term debt	18	2,317
Total current liabilities	7,441	8,164
Long-term debt	23,516	25,085
Total non-current liabilities	23,516	25,085

Shareholders’ equity	21,758	20,875
Total liabilities and shareholders’ equity	52,715	54,124

Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000